 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1 TO

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2013

KLEANGAS ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	333-176820	45-53499508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 N. Rocky Pt. RD. Suite 200 Tampa, Florida	33771
(Address of principal executive offices)	(Zip Code)

(888)720-0806
Registrant's telephone number, including area code

  __________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is being amended to reflect the amendments to the Share Exchange Agreement.

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Board of Directors (the "Board") of Kleangas Energy Technologies Inc., a Delaware corporation (the "Company"), approved the execution of a share exchange agreement dated November 15, 2013 (the "Share Exchange Agreement") with Green Day Technologies Inc., a Florida corporation ("Green Day"). On December 18, 2013, the Company and Green Day entered into and executed an amendment to the Share Exchange Agreement (the "Amendment"). In accordance with the terms and provisions of the Amendment to Share Exchange Agreement: (i) the shareholders of Green Day (the "Green Day Shareholders") shall tender their shares of common stock to the Company in exchange for the issuance by the Company of its shares of restricted common stock on the basis of one share of common stock of Green Day for seventeen (17) shares of common stock of the Company; and (ii) the Green Day Shareholders shall tender to the Company their shares of preferred stock of the Company in exchange for the issuance by the Company of a corresponding share on a one to one basis of either its Series A, B, C or D preferred stock.

Based upon approval by the Board of Directors of the Company and the board of directors and majority shareholders of Green Day, Green Day will become a wholly-owned subsidiary of the Company. It is anticipated that the closing of the Share Exchange Agreement will be within ten days from the date of this Current Report.

Item 9.01 – Financial Statements and Exhibits

Exhibits

10.1	Amendment to Share Exchange Agreement by and between Kleangas Energy Technologies, Inc. and Green Day Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 19, 2013	Kleangas Energy Technologies Inc.
/s/William Wylie
By: William Wylie
Its: President